Exhibit (a)(1)(A)

Offer to Purchase for Cash

Up to $25,000,000 in Value of Shares of

Carlyle Credit Income Fund

by

CG Subsidiary Holdings L.L.C.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 14, 2023, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”)

CG Subsidiary Holdings L.L.C., a Delaware limited liability company (the “Purchaser”), is offering to purchase up to $25,000,000 in value of shares of beneficial interest (the “Shares”) of Carlyle Credit Income Fund (f/k/a Vertical Capital Income Fund), a Delaware statutory trust (the “Company”), at a price equal to the net asset value per Share as of the Expiration Date and calculated on such date (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements thereto, collectively constitute the “Offer”. The Offer is being made pursuant to a Transaction Agreement, dated January 12, 2023 (the “Transaction Agreement”), by and between the Company and Carlyle Global Credit Investment Management L.L.C., an indirect subsidiary of the Purchaser (“CGCIM”), pursuant to which CGCIM became the investment adviser to the Company on July 14, 2023. See Section 11 — “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements.”

Shareholders should realize that the value of the Shares will likely change between the most recent time the net asset value was calculated and communicated to them and the Expiration Date (which will be the relevant date for determining the net asset value per Share for purposes of calculating the Offer Price) and such change could be material. The Company’s net asset value per Share will be determined by CGCIM on a monthly basis, or at such other times as the Company’s board of trustees (the “Company Board”) may determine. The net asset value per Share at July 10, 2023 (the last date prior to the commencement of the Offer for which the Company reported net asset value) was $8.27. Shareholders can find additional net asset values for the Shares at www.carlylecreditincomefund.com (the “Company’s website”). The Shares are currently listed and traded on The New York Stock Exchange (“NYSE”) under the symbol “VCIF.” It is expected that on or about July 27, 2023 the Shares will begin trading on NYSE under the symbol “CCIF.” On July 14, 2023 the closing price of the Shares on the NYSE was $7.91 per Share.

The Company Board is supportive of the commencement of the Offer, but in consideration of its duties to all Company shareholders, the Company Board has determined to take no position and make no recommendation, and to express no opinion and to remain neutral, with respect to the Offer. The Company Board has determined that the decision of shareholders regarding whether or not to tender their Shares in the Offer is a personal investment decision based upon each individual shareholder’s particular circumstances. The Company Board urges each shareholder to make its own decision regarding the Offer based on all of the available information, including the adequacy of the Offer Price in light of the shareholder’s own investment objectives, the shareholder’s views as to the Company’s prospects and outlook, the factors considered by the Company Board, as described in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits and annexes attached thereto, the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “SEC”) and which will be furnished by the Company to its shareholders in connection with the Offer, and any other factors that the shareholder deems relevant to its investment.

The Offer is being made to all Company shareholders and is not conditioned on any minimum amount of Shares being tendered. There is no financing condition to the Offer. The Offer, however, is subject to other conditions. See Section 13 — “Conditions of the Offer.”

None of the Purchaser, the Company, the Company Board, CGCIM, AST Fund Solutions, LLC, the information agent for the Offer (the “Information Agent”), or Equiniti Trust Company, LLC, the

Company’s transfer agent, which is acting as paying agent and depositary (the “Depositary”) in connection with the Offer, is making any recommendation to you as to whether to tender or refrain from tendering your Shares pursuant to the Offer. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See the Sections of the Offer to Purchase entitled “Summary Term Sheet” and “Introduction,” and Section 11 — “Purpose of the Offer and Plans for the Company.” You should discuss whether to tender your Shares with your own broker or other financial advisor, if any.

Neither the SEC nor any state securities commission has approved or disapproved this transaction, or passed upon the merits or fairness of the transaction or the accuracy or adequacy of the information contained in the Offer. Any representation to the contrary is a criminal offense.

A summary of the principal terms of the Offer appears on pages (1) through (4). You should read this entire document carefully before deciding whether to tender your Shares.

IMPORTANT

If you desire to tender all or any portion of your Shares to the Purchaser in the Offer, you should either (i) properly complete and sign the Letter of Transmittal, which is enclosed with this Offer to Purchase, and mail or deliver it and any other required documents, in accordance with the instructions included in the Letter of Transmittal, to the Depositary prior to 11:59 P.M., New York City time, on the Expiration Date or (ii) request that your broker, dealer, commercial bank, trust company or other nominee effect the tender for you prior to the Expiration Date. If you are delivering your Shares by book-entry transfer to an account maintained by the Depositary at The Depository Trust Company (“DTC”), you must use an Agent’s Message (as defined below). If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares. If you decide to tender through submission of a Letter of Transmittal, it is your responsibility to, and the Purchaser strongly recommends that you do, confirm receipt of your Letter of Transmittal with the Depositary by calling (877) 248-6417 (toll-free), Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time). All shareholders tendering Shares through submission of a Letter of Transmittal should carefully review their Letter of Transmittal and follow the delivery instructions therein or the instructions of their broker, dealer, commercial bank, trust company or other nominee.

The method of delivery of the Letter of Transmittal or an Agent’s Message in connection with a book-entry transfer and all other required documents is at the election and sole risk of the tendering shareholder.

Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdictions. The Purchaser is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Purchaser reserves the right to exclude shareholders from the Offer in any jurisdiction in which the Offer is prohibited by law; provided the Purchaser makes a good faith effort to comply with such laws. The Purchaser believes such exclusion is permissible under applicable laws and regulations.

The Purchaser filed a Tender Offer Statement on Schedule TO with the SEC on July 18, 2023 (including exhibits, the “Schedule TO”) in accordance with the Securities Exchange Act of 1934, as amended (the

“Exchange Act”), furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 in accordance with the Exchange Act setting forth its position with respect to the Offer and furnishing certain additional related information. The Schedule TO and the Schedule 14D-9, and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 — “Certain Information Concerning the Company — Available Information.” You should carefully read the information set forth in the Company’s Schedule 14D-9 before you tender your Shares in the Offer.

No person has been authorized to give any information or make any representation on behalf of the Purchaser not contained in this Offer to Purchase or the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company or other nominee shall be deemed to be the agent of the Purchaser, the Company, CGCIM, the Information Agent or the Depositary or any of their affiliates for the purpose of the Offer. You should rely only on the information contained in this Offer to Purchase and the other related documents delivered to you or to which the Purchaser has referred you. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not, except as may be expressly provided herein, rely upon that recommendation, information or representation as having been authorized by the Purchaser, the Company, the Company Board, CGCIM, the Information Agent or the Depositary.

Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of the Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

SUMMARY TERM SHEET

The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase, the Letter of Transmittal and other related materials. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. References to “we,” “us,” or “our,” unless the context otherwise requires, are references to the Purchaser. The Purchaser has included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning the Company contained herein and elsewhere in this Offer to Purchase has been provided to the Purchaser by the Company or CGCIM, as the Company’s investment adviser, or has been taken from or is based upon publicly available documents or records of the Company on file with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) or other public sources at the time of the Offer. The Purchaser has not independently verified the accuracy and completeness of such information.

Principal Terms

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CG Subsidiary Holdings L.L.C., a Delaware limited liability company (the “Purchaser”), is offering to purchase up to $25,000,000 in value of shares of beneficial interest (the “Shares”) of Carlyle Credit Income Fund (f/k/a Vertical Capital Income Fund), a Delaware statutory trust (the “Company”), at a price equal to the net asset value per Share as of the Expiration Date and calculated on such date (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements thereto, collectively constitute the “Offer”. The Offer is being made pursuant to a Transaction Agreement, dated January 12, 2023 (the “Transaction Agreement”), by and between the Company and Carlyle Global Credit Investment Management L.L.C., an indirect subsidiary of the Purchaser (“CGCIM”), pursuant to which CGCIM became the investment adviser to the Company on July 14, 2023. See Section 11 — “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements.”

•

Shareholders should realize that the value of the Shares will likely change between the most recent time the net asset value was calculated and communicated to them and the Expiration Date (which will be the relevant date for determining the net asset value per Share for purposes of calculating the Offer Price) and such change could be material. The Company’s net asset value per Share will be determined by CGCIM on a monthly basis, or at such other times as the Company Board may determine. The net asset value per Share at July 10, 2023 (the last date prior to the commencement of the Offer for which the Company reported net asset value) was $8.27. Shareholders can find additional net asset values for the Shares at www.carlylecreditincomefund.com. The Shares are currently listed and traded on The New York Stock Exchange (“NYSE”) under the symbol “VCIF.” It is expected that on or about July 27, 2023 the Shares will begin trading on NYSE under the symbol “CCIF.” On July 14, 2023 the closing price of the Shares was $7.91 per Share.

•

The period for the Offer will end at 11:59 P.M., New York City time, on August 14, 2023 (such time and date at which the Offer will expire, the “Expiration Date”) unless the Purchaser has extended the period of the Offer, in which event the term “Expiration Date” means the latest time and date at which the period of the Offer, as so extended by the Purchaser, will expire.

•

If more than $25,000,000 in aggregate amount of Shares are validly tendered to the Purchaser, in accordance with the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, before the Expiration Date and not withdrawn, pursuant to Section 4 — “Withdrawal Rights”, the Purchaser will accept Shares tendered on or before the Expiration Date for payment on a pro rata basis based on the number of tendered Shares; provided that the Purchaser reserves the right in its sole discretion to purchase additional Shares representing up to 2.0% of the

Company’s outstanding Shares without amending or extending the Offer as permitted by Rule 13e-4(f)(1) and Rule 14e-1(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). There will not be a subsequent offering period.

•

In accordance with the terms and conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered in accordance with the procedures set forth in Section 3 — “Procedures for Tendering Shares” and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in Section 4 — “Withdrawal Rights.”

•

The Offer is not conditioned upon any financing arrangements. The Purchaser intends to finance the acquisition of up to $25,000,000 in value of Shares in the Offer with cash on hand. See Section 12 — “Source and Amount of Funds.”

•

The Offer is being made pursuant to the terms of the Transaction Agreement for the purpose of providing liquidity for the Company’s shareholders that wish to exit their investment through a tender offer rather than through open-market sales. The Transaction Agreement also requires CGCIM or one of its affiliates, on the tenth business day following the Settlement Date (as defined below), to invest at least $15,000,000 through a combination of (i) the purchase of newly issued Shares from the Company at the higher of (A) the then-current net asset value per Share and (B) the Offer Price and (ii) private purchases of Shares at the Offer Price from certain shareholders pursuant to the Saba Voting Agreement (as defined below). See Sections 10 and 11 — “Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements” and “Purpose of the Offer and Plans for the Company.”

The Company Board Position

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The Company’s board of trustees (the “Company Board”) is supportive of the commencement of the Offer, but in consideration of its duties to all Company shareholders, the Company Board has determined to take no position and make no recommendation, and to express no opinion and to remain neutral, with respect to the Offer. The Company Board has determined that the decision of shareholders regarding whether or not to tender their Shares in the Offer is a personal investment decision based upon each individual shareholder’s particular circumstances. The Company Board urges each shareholder to make its own decision regarding the Offer based on all of the available information, including the adequacy of the Offer Price in light of the shareholder’s own investment objectives, the shareholder’s views as to the Company’s prospects and outlook, the factors considered by the Company Board, as described in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits and annexes attached thereto, the “Schedule 14D-9”) filed with the SEC and which will be furnished by the Company to its shareholders in connection with the Offer, and any other factors that the shareholder deems relevant to its investment.

Conditions

•

The Offer is being made to all Company shareholders and is not conditioned on any minimum amount of Shares being tendered. There is no financing condition to the Offer. The Offer, however, is subject to other conditions. See Section 13 — “Conditions of the Offer.”

Procedures for Tendering Shares

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If you wish to tender all or any portion of your Shares to the Purchaser in the Offer, you should either (i) properly complete and sign the Letter of Transmittal, which is enclosed with this Offer to Purchase, and mail or deliver it and any other required documents, in accordance with the instructions included in the Letter of Transmittal, to the Depositary in connection with the Offer, prior to 11:59 P.M., New

York City time, on the Expiration Date or (ii) request that your broker, dealer, commercial bank, trust company or other nominee effect the tender for you prior to the Expiration Date. If you are delivering your Shares by book-entry transfer to an account maintained by the Depositary at DTC, you must use an Agent’s Message. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares. You will not be obligated to pay brokerage fees or commissions or, subject to the instructions included in the Letter of Transmittal, transfer taxes on the purchase of your Shares by the Purchaser.

If you decide to tender through submission of a Letter of Transmittal, it is your responsibility to, and the Purchaser strongly recommends that you do, confirm receipt of your Letter of Transmittal with the Depositary by calling (877) 248-6417 (toll-free), Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time). All shareholders tendering Shares through submission of a Letter of Transmittal should carefully review their Letter of Transmittal and follow the delivery instructions therein or the instructions of their broker, dealer, commercial bank, trust company or other nominee. See Section 3 — “Procedures for Tendering Shares.”

•

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) a properly completed and duly executed Letter of Transmittal or an Agent’s Message in connection with a book-entry transfer, and (b) any other documents required by the Letter of Transmittal and your broker, dealer, commercial bank, trust company or other nominee.

Withdrawal Rights

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You have the right to, and can, withdraw any Shares that you have previously tendered at any time before the Expiration Date or, if the Purchaser has not accepted such tendered Shares, after September 12, 2023, which is the 40th business day from the date of the commencement of the Offer. See Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights.”

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For a withdrawal of previously tendered Shares to be effective, the Depositary must receive from you a written (or photocopy transmission) notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase, and your notice must include your name, address, social security number, the certificate number(s) and the number of Shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Shares. If Shares have been tendered pursuant to the procedures for book-entry tender, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures. If you tendered your Shares through your broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights.”

•	Once we accept your tendered Shares upon expiration of the Offer, you will no longer be able to withdraw them. See Sections 1 and 4 — “Terms of the Offer” and “Withdrawal Rights.”

Extension of the Offer

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The Purchaser will extend the Offer for the minimum period required by applicable law or as may be necessary to resolve any comments of the SEC or its staff, in each case, as applicable to the Offer, the Schedule 14D-9 or any other documents, in each case, in respect of the Offer (the “Offer Documents”). If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the business day after the day on which the Offer was previously scheduled to expire, in accordance with the public announcement requirements of the applicable Exchange Act rules.

•

During any extension of the Offer period, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to any withdrawal rights. See Section 4 — “Withdrawal Rights.”

Recent Company Net Asset Value; Listing

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The Company’s net asset value per Share will be determined by CGCIM on a monthly basis, or at such other times as the Company Board may determine. The net asset value per Share at July 10, 2023 (the last date prior to the commencement of the Offer for which the Company reported net asset value) was $8.27. Shareholders can find additional net asset values for the Shares at www.carlylecreditincomefund.com (the “Company’s website”).

•

The Shares are currently listed and traded on The New York Stock Exchange (“NYSE”) under the symbol “VCIF.” It is expected that on or about July 27, 2023 the Shares will begin trading on NYSE under the symbol “CCIF.” On July 14, 2023 the closing price of the Shares was $7.91 per Share.

U.S. Federal Income Tax Treatment

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If you are a “United States Holder” (as defined in Section 5 — “Material United States Federal Income Tax Consequences of the Offer”), your receipt of cash for Shares in the Offer will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (a) the cash you receive in the Offer and (b) your tax basis in the Shares you sell in the Offer. That gain or loss will be capital gain or loss if the Shares are capital assets in your hands, and will be long-term capital gain or loss if the Shares have been held for more than one year at the time of the exchange of your Shares for cash. You are urged to consult your own tax advisor as to the particular tax consequences of the Offer to you, including the tax consequences under state, local, foreign and other tax laws. See Section 5 — “Material United States Federal Income Tax Consequences of the Offer.”

Further Information

•	For further information, you can contact the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.

INTRODUCTION

The Purchaser hereby offers to purchase up to $25,000,000 in value of Shares at the Offer Price, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. The Offer is being made in accordance with the terms of the Transaction Agreement.

If you desire to tender all or any portion of your Shares to the Purchaser in the Offer, you should either (i) properly complete and sign the Letter of Transmittal, which is enclosed with this Offer to Purchase, and mail or deliver it and any other required documents, in accordance with the instructions included in the Letter of Transmittal, to the Depositary prior to 11:59 P.M., New York City time, on the Expiration Date or (ii) request that your broker, dealer, commercial bank, trust company or other nominee effect the tender for you prior to the Expiration Date. If you are delivering your Shares by book-entry transfer to an account maintained by the Depositary at DTC, you must use an Agent’s Message. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares. If you decide to tender through submission of a Letter of Transmittal, it is your responsibility to, and the Purchaser strongly recommends that you do, confirm receipt of your Letter of Transmittal with the Depositary by calling (877) 248-6417 (toll-free), Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time). All shareholders tendering Shares through submission of a Letter of Transmittal should carefully review their Letter of Transmittal and follow the delivery instructions therein or the instructions of their broker, dealer, commercial bank, trust company or other nominee.

If your Shares are registered in your name and you tender directly to the Depositary as specified in the Letter of Transmittal, you will not be obligated to pay brokerage fees or commissions or, subject to the instructions included in the Letter of Transmittal, transfer taxes on the purchase of your Shares by the Purchaser. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees or commissions. However, if you do not complete and sign the Form W-9 that is included in the Letter of Transmittal, or a Form W-8BEN, W-8BEN-E or other Form W-8, as applicable, and you have not previously submitted to the Depositary (or other applicable withholding agent) a correct, completed and signed version of the appropriate Internal Revenue Service (“IRS”) tax form, you may be subject to a required federal income tax backup withholding of 24% of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See Section 5 — “Material United States Federal Income Tax Consequences of the Offer.” The Purchaser or one of its affiliates will pay all charges and expenses of the Depositary in connection with the Offer. We recommend that shareholders consult their tax advisors regarding the tax consequences of the sale of Shares in connection with the Offer.

The Offer is being made to all Company shareholders and is not conditioned on any minimum amount of Shares being tendered. There is no financing condition to the Offer. The Offer, however, is subject to other conditions. See Section 13 — “Conditions of the Offer.”

The Offer and withdrawal rights will expire at 11:59 P.M., New York City time, on August 14, 2023, unless the Offer is extended. See Section 1 — “Terms of the Offer,” Section 13 — “Conditions of the Offer” and Section 14 — “Certain Legal Matters; Regulatory Approvals.”

The Company Board is supportive of the commencement of the Offer, but in consideration of its duties to all Company shareholders, the Company Board has determined to take no position and make no recommendation, and to express no opinion and to remain neutral, with respect to the Offer. The Company Board has determined that the decision of shareholders regarding whether or not to tender their Shares in the Offer is a personal investment decision based upon each individual shareholder’s particular circumstances. The Company Board urges each shareholder to make its own decision regarding the Offer based on all of the available information, including the adequacy of the Offer Price in light of the shareholder’s own investment objectives, the shareholder’s views as to the Company’s prospects and outlook, the factors considered by the Company Board, as described in the Company’s Schedule 14D-9, and any other factors that the shareholder deems relevant to its investment.

For factors considered by the Company Board, see the Company’s Schedule 14D-9 filed with the SEC and which will be furnished by the Company to its shareholders in connection with the Offer. Shareholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-heading “Item 4. The Solicitation or Recommendation – Reasons for the Company Board Position.”

This Offer to Purchase, the related Letter of Transmittal, the Schedule 14D-9 and any other Offer Documents contain important information and each such document should be read carefully and in their entirety before you make any decision with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer

We will accept for payment and pay for all Shares validly tendered in accordance with the procedures set forth in Section 3 — “Procedures for Tendering Shares” and not properly withdrawn prior to the Expiration Date in accordance with the procedures set forth in Section 4 — “Withdrawal Rights,” up to a maximum amount of $25,000,000 in value of Shares at the Offer Price. The term “Expiration Date” means 11:59 P.M., New York City time, on August 14, 2023 (such time and date at which the Offer will expire, the “Expiration Date”) unless the Purchaser has extended the period of the Offer, in which event the term “Expiration Date” means the latest time and date at which the period of the Offer, as so extended by the Purchaser, will expire.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will be required to accept for payment and pay for any Shares validly tendered and not properly withdrawn. The Purchaser will extend the Offer for the minimum period required by applicable law or as may be necessary to resolve any comments of the SEC or its staff, in each case, as applicable to the Offer or any of the Offer Documents. If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the business day after the day on which the Offer was previously scheduled to expire, in accordance with the public announcement requirements of the applicable Exchange Act rules. During any extension of the Offer period, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to any withdrawal rights. See Section 4 — “Withdrawal Rights.”

Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, we currently intend to make announcements by making a letter or other communication available to the Company’s shareholders and by making any appropriate filing with the SEC.

If more than $25,000,000 in value of Shares are validly tendered to the Purchaser, in accordance with the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, before the Expiration Date and not withdrawn, pursuant to Section 4 — “Withdrawal Rights” below, the Purchaser will accept Shares tendered on or before the Expiration Date for payment on a pro rata basis based on the number of tendered Shares; provided that the Purchaser reserves the right in its sole discretion to purchase additional Shares representing up to 2.0% of the Company’s outstanding Shares without amending or extending the Offer as permitted by Rule 13e-4(f)(1) and Rule 14e-1(b) under the Exchange Act. There will not be a subsequent offering period.

If we make a material change in the terms of the Offer or the information concerning the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by applicable rules under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in price or a change in the amount of securities sought, will depend upon the facts and circumstances, including the relative materiality of such changes. We understand that it is the SEC’s view that a tender offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and with respect to a change in price or a change in amount or securities sought (other than an increase of not more than 2.0% of the Company’s outstanding Shares), a minimum of ten business days is generally required to allow for adequate dissemination to shareholders and investor response.

This Offer to Purchase, the related Letter of Transmittal and other related materials will be disseminated to record holders of Shares whose names appear on the Company’s shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

For purposes of this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday determined under Rules 13e-4(a)(3) and 14d-1(g)(3) promulgated under the Exchange Act, and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

2. Acceptance for Payment and Payment for Shares

We will accept for payment and pay for, promptly after the Expiration Date (in any event, no more than two business days after the consummation of the Offer), all shares validly tendered and not validly withdrawn prior to the Expiration Date (such date referred to as the “Settlement Date”). However, if more than $25,000,000 in value of Shares are validly tendered to the Purchaser, in accordance with the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, before the Expiration Date and not withdrawn, pursuant to Section 4 — “Withdrawal Rights” below, the Purchaser will accept Shares tendered on or before the Expiration Date for payment on a pro rata basis based on the number of tendered Shares; provided that the Purchaser reserves the right in its sole discretion to purchase additional Shares representing up to 2.0% of the Company’s outstanding Shares without amending or extending the Offer as permitted by Rule 13e-4(f)(1) and Rule 14e-1(b) under the Exchange Act.

Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 14 — “Certain Legal Matters; Regulatory Approvals.”

In all cases, payment for any Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) a properly completed and duly executed Letter of Transmittal or an Agent’s Message in connection with a book-entry transfer, and (b) any other documents required by the Letter of Transmittal and your broker, dealer, commercial bank, trust company or other nominee. See Section 3 — “Procedures for Tendering Shares.”

For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn prior to the Expiration Date as, if and when we give oral or written notice to the Depositary of our acceptance for purchase of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent and depositary for the tendering shareholders for purposes of receiving payments from us and transmitting such payments to the tendering shareholders. If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Transaction Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein under Section 4 — “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for purchase for any reason pursuant to the terms and conditions of the Offer, such Shares will be returned or credited to the appropriate account, as applicable, without expense to the tendering shareholder promptly following expiration or termination of the Offer.

3. Procedures for Tendering Shares

Proper Tenders of Shares. If you desire to tender all or any portion of your Shares to the Purchaser in the Offer, you should either (i) properly complete and sign the Letter of Transmittal, which is enclosed with this Offer to Purchase, and mail or deliver it and any other required documents, in accordance with the instructions included in the Letter of Transmittal, to the Depositary prior to 11:59 P.M., New York City time, on the Expiration Date or (ii) request that your broker, dealer, commercial bank, trust company or other nominee effect the tender for you prior to the Expiration Date. If you are delivering your Shares by book-entry transfer to an account maintained by the Depositary at DTC, you must use an Agent’s Message. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares.

The term “Agent’s Message” means a message, transmitted through electronic means by DTC to, and received by, the Depositary and forming part of a confirmation of any book-entry transfer into the Depositary’s account at DTC of Shares tendered by book-entry transfer (a “Book-Entry Confirmation”), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of this Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office. For Shares to be validly tendered during any extension of the Offer period, the tendering shareholder must comply with the foregoing procedures, except that the required documents and certificates must be received before the expiration of the extension of the Offer period.

All shareholders tendering Shares through submission of a Letter of Transmittal should carefully review their Letter of Transmittal and follow the delivery instructions therein or the instructions of their broker, dealer, commercial bank, trust company or other nominee.

Method of Delivery. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) a properly completed and duly executed Letter of Transmittal or an Agent’s Message in connection with a book-entry transfer, and (b) any other documents required by the Letter of Transmittal and your broker, dealer, commercial bank, trust company or other nominee.

Book-Entry Delivery. For purposes of the Offer, the Depositary will establish an account at DTC with respect to the Shares for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, in addition to such delivery, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the

Expiration Date. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. The method of delivery of any documents is at the election and complete risk of the shareholder tendering Shares, including, but not limited to, the failure to receive any Letter of Transmittal or an Agent’s Message in connection with a book-entry transfer or other document submitted by facsimile transmission.

In all cases, sufficient time should be allowed to ensure timely delivery. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Purchaser, in its sole discretion, and its determination shall be final and binding.

If you decide to tender through submission of a Letter of Transmittal, it is your responsibility to, and the Purchaser strongly recommends that you do, confirm receipt of your Letter of Transmittal with the Depositary by calling (877) 248-6417 (toll-free), Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).

The Purchaser reserves the absolute right to reject any or all tenders (i) determined by it not to be in appropriate form or (ii) for which the acceptance of, or payment for, would, in the opinion of counsel for the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular shareholder (including, without limitation, the conditions relating to the dates on which Shares must be tendered or withdrawn), and the Purchaser’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Purchaser shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Purchaser, the Company, the Company Board, CGCIM or any of their agents is obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

IF YOU WANT TO TENDER ALL OR A PORTION OF YOUR SHARES, YOU MUST DELIVER THE LETTER OF TRANSMITTAL OR AN AGENT’S MESSAGE IN CONNECTION WITH A BOOK-ENTRY TRANSFER AND OTHER REQUIRED DOCUMENTS IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL AND YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE. ANY DOCUMENTS DELIVERED TO US OR ANY OTHER PERSON WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Return of Unpurchased Shares. If any tendered Shares are not purchased or are properly withdrawn prior to the Expiration Date, such Shares will be returned to the tendering shareholder promptly after the expiration or termination of the Offer or the proper withdrawal of the Shares, or, in the case of Shares tended by book-entry transfer at DTC, the Shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

U.S. Federal Backup Withholding Tax. Under the U.S. federal backup withholding tax rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable pursuant to the Offer to a tendering shareholder or other payee who is a United States Holder (as defined in Section 5 — “Material United States Federal Income Tax Consequences of the Offer”) must be withheld and remitted to the IRS, unless the tendering shareholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (or other applicable withholding agent) and certifies under penalties of perjury, among other things, that the number is correct. Therefore, each tendering shareholder or other payee who is a United States Holder and who has not previously submitted to the Depositary

(or other applicable withholding agent) a correct, completed and signed IRS Form W-9 should complete and sign the IRS Form W-9 that is included in the Letter of Transmittal to provide the information and certification necessary to avoid U.S. federal backup withholding tax, unless the shareholder or other payee otherwise establishes to the satisfaction of the Depositary (or other applicable withholding agent) that the shareholder or other payee is not subject to backup withholding tax. If a United States Holder does not provide the Depositary (or other applicable withholding agent) with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding tax results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, “C corporations” and certain Non-United States Holders (as defined in Section 5 — “Material United States Federal Income Tax Consequences of the Offer”)) are not subject to U.S. federal backup withholding tax. In order for a tendering shareholder or other payee who is a Non-U.S. Holder to qualify as an exempt recipient, that shareholder or other payee, if it has not previously submitted to the Depositary (or other applicable withholding agent) a correct, completed and signed version of the appropriate IRS tax form, must submit an IRS Form W-8BEN, W-8BEN-E, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that shareholder’s or payee’s exempt status.

Information reporting to the IRS may also apply to proceeds from the Offer.

Shareholders are urged to consult with their tax advisors regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding tax and the procedure for obtaining any applicable exemption.

For a more complete discussion of the U.S. federal income tax consequences to tendering shareholders, see Section 5 — “Material United States Federal Income Tax Consequences of the Offer”.

4. Withdrawal Rights

Shares validly tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date, and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 12, 2023, which is the 40th business day from the date of the commencement of the Offer.

For a withdrawal of previously tendered Shares to be effective, the Depositary must receive from you a written (or photocopy transmission) notice of withdrawal at one of its addresses set forth on the back cover of this Offer to Purchase, and your notice must include your name, address, social security number, the certificate number(s) and the number of Shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Shares. If Shares have been tendered pursuant to the procedures for book-entry tender, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures. If you tendered your Shares through your broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.

No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Tendering Shares” at any time prior to the Expiration Date.

We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination shall be final and binding on all parties, subject to the right of any such party to dispute such determination in a court of competent jurisdiction.

None of the Purchaser, the Information Agent, the Depositary, the Company, the Company Board, CGCIM or any of their respective affiliates or assigns or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

Once the Purchaser accepts your tendered Shares upon expiration of the Offer, you will no longer be able to withdraw them.

5. Material United States Federal Income Tax Consequences of the Offer

The following is a summary of the material U.S. federal income tax consequences of the Offer to holders whose Shares are purchased pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary is not a comprehensive description of all U.S. federal income tax considerations that may be relevant to the Offer. The U.S. federal income tax consequences set forth below are based on current law. Because individual circumstances may differ, each holder should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Offer to such holder, including the application and effect of U.S. federal estate and gift, state, local, foreign and other tax laws.

The discussion applies only to holders that hold their Shares as capital assets, and may not apply to Shares received pursuant to the exercise of stock options, vesting of other equity awards or otherwise as compensation, Shares held as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, holders that purchase or sell Shares as part of a wash sale for tax purposes, holders in special tax situations (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, regulated investment companies, real estate investment trusts, insurance companies, S corporations, tax-exempt organizations, holders that own or have owned more than 5% of the outstanding Shares of the Company, U.S. expatriates, “controlled foreign corporations” or “passive foreign investment companies”), or United States Holders (as defined below) whose functional currency is not the U.S. dollar. This discussion does not address any aspect of the alternative minimum tax, the Medicare tax on net investment income, the U.S. federal gift or estate tax, or state, local or foreign taxation.

If a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the tax activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships that hold Shares and partners in such partnerships should consult their tax advisors with regard to the U.S. federal income tax consequences of tendering or exchanging Shares pursuant to the Offer.

United States Holders

For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation (or any other entity treated as a corporation for these purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received by such United States Holder in the Offer and (ii) his or her tax basis in such Shares sold pursuant to the Offer. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer. Such gain or loss generally will be capital gain or loss and generally will be (i) long-term capital gain or loss if, on the date of sale, such Shares have been held for more than one year or (ii) short-term capital gain or loss if, on the date of sale, such Shares have been held for one year or less. However, any loss realized by a United States Holder on the sale of Shares held for six months or less generally will be treated as long-term capital loss to the extent of any distributions or deemed distributions of long-term capital gains received by the United States Holder with respect to such Shares. Long-term capital gains recognized by a non-corporate United States Holder generally will be taxed at preferential rates. Capital losses may be subject to limits on deductibility.

Non-United States Holders

For purposes of this discussion, the term “Non-United States Holder” means a beneficial owner of Shares that is neither a United States Holder nor a partnership (or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes). In general, subject to the discussion of backup withholding below, a Non-United States Holder will not be subject to U.S. federal income tax on gain recognized on Shares sold pursuant to the Offer unless:

•

the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-United States Holder’s permanent establishment in the United States), in which event (i) the Non-United States Holder will be subject to U.S. federal income tax in the same manner as if it were a United States Holder (but such Non-United States Holder should provide an IRS Form W-8ECI instead of an IRS Form W-9), and (ii) if the Non-United States Holder is a corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty); or

•	the Non-United States Holder is an individual present in the United States for 183 or more days during the taxable year of the sale and certain other conditions exist.

Information Reporting and Backup Withholding

Payments made to a non-corporate United States Holder in connection with the Offer generally will be subject to information reporting and may be subject to “backup withholding.” Backup withholding generally applies if a United States Holder (i) fails to provide an accurate taxpayer identification number or (ii) in certain circumstances, fails to comply with applicable certification requirements. A United States Holder may provide the information and certification necessary to avoid backup withholding by completing and signing the IRS Form W-9 that is included in the Letter of Transmittal. A Non-United States Holder generally will be exempt from information reporting and backup withholding if it certifies on an IRS Form W-8BEN, W-8BEN-E or other applicable IRS Form W-8 that it is not a U.S. person, or otherwise establishes an exemption in a manner satisfactory to the Depositary (or other applicable withholding agent).

Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax, provided the appropriate information is furnished to the IRS. Certain persons generally are entitled to exemption from information reporting and backup withholding, including corporations. Each holder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering shareholders who have not previously submitted to the Depositary (or other applicable withholding agent) a correct, completed and signed version of the appropriate IRS tax form may be able to prevent backup withholding by completing, in the case of United States Holders, the IRS Form W-9 that is included in the Letter of Transmittal or, in the case of Non-United States Holders, an IRS Form W-8BEN, W-8BEN-E or other applicable IRS Form W-8.

6. Net Asset Value of Shares; Dividends

Net Asset Value of Shares

The Company’s net asset value per Share will be determined by CGCIM on a monthly basis, or at such other times as the Company Board may determine. The net asset value per Share at July 10, 2023 (the last date prior to the commencement of the Offer for which the Company reported net asset value) was $8.27. Shareholders can find additional net asset values for the Shares at www.carlylecreditincomefund.com.

The Shares are currently listed and traded on the NYSE under the symbol “VCIF.” It is expected that on or about July 27, 2023 the Shares will begin trading on NYSE under the symbol “CCIF.” On July 14, 2023 the closing price of the Shares was $7.91 per Share.

The following table sets forth, for each of the periods indicated, the high and low intraday sales prices per Share on the NYSE.

	High	Low
Fiscal Year Ended September 30, 2021:
First Quarter	$10.25	$9.55
Second Quarter	$10.60	$9.80
Third Quarter	$10.95	$10.06
Fourth Quarter	$10.90	$10.20
Fiscal Year Ended September 30, 2022:
First Quarter	$10.75	$9.67
Second Quarter	$10.40	$9.71
Third Quarter	$10.00	$9.03
Fourth Quarter	$9.79	$8.84
Fiscal Year Ended September 30, 2023:
First Quarter	$9.53	$8.27
Second Quarter	$10.12	$8.49
Third Quarter	$10.16	$9.57
Fourth Quarter (through July 14, 2023)	$9.96	$7.48

Dividends

The Company previously adopted a managed distribution plan (a “Distribution Plan”) pursuant to which the Company had paid a minimum monthly distribution to Shareholders at a stated annual rate as a percentage of the 3-month average net asset value of the Shares prior to the month of the applicable distribution. Effective as of July 6, 2023, the Distribution Plan is no longer in effect. The Company will announce an alternative policy related to distributions to Shareholders after the Company’s investment portfolio has been rotated into collateralized loan obligation investments as contemplated in the Transaction Agreement.

Pursuant to the Company’s dividend reinvestment plan (“DRIP”), all dividends under the Distribution Plan will be automatically paid in the form of, or reinvested in, additional Shares. If a registered owner of Shares elects not to participate in the DRIP, such registered owner will receive dividends in the form of cash.

7. Possible Effects of the Offer; Listing; Exchange Act Registration

Market and Listing for the Shares. The Shares are currently listed on the NYSE. Based on the published guidelines of the NYSE, we do not believe that our purchase of the Shares pursuant to the Offer will result in the delisting of the Shares on the NYSE.

Exchange Act Registration. The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of its shareholders. We expect that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act.

8. Certain Information Concerning the Company

The Company is a Delaware statutory trust formed on April 8, 2011. In connection with the closing of the Transaction (as defined below) on July 14, 2023, the Company changed its name from Vertical Capital Income Fund to Carlyle Credit Income Fund.

The Company is structured as an externally managed, non-diversified closed-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). The Company is managed by its investment adviser, CGCIM, an indirect subsidiary of the Purchaser and an indirect subsidiary of The Carlyle Group Inc. (“Carlyle”). In addition, the Company has elected to be treated, and intends to continue to comply with the requirements to qualify annually, as a regulated investment company under Subchapter M of the Code. The Company’s principal executive offices are located at One Vanderbilt Avenue, Suite 3400, New York, NY 10017. The Company’s telephone number at such principal executive offices is (866) 277-8243.

Except as otherwise disclosed in this Offer to Purchase, based upon information provided to us by the Company, there have not been any transactions in Shares during the past 60 days, by the Company or any of the Company’s trustees or executive officers, any person controlling the Company, any director or executive officer of any corporation or other person ultimately in control of the Company, any associate or majority-owned subsidiary of the Company or any executive officer or director of any subsidiary of the Company. Based upon information provided or available to us, none of the Company’s trustees, officers or affiliates own any Shares, other than 844,031 Shares that may be deemed to be beneficially owned by CGCIM and certain of its affiliates (including the Purchaser) for purposes of Rule 13(d) under the Securities Exchange Act of 1934, as amended (the “Act”), as a result of CGCIM’s agreement to execute the Private Purchases (as defined below), which represents approximately 8.1% of all Shares outstanding based on 10,387,863 Shares outstanding as of July 10, 2023. Pursuant to the Saba Voting Agreement, the Saba Shareholders have agreed to tender their Shares in the Offer.

Available Information. The Company files with or submits to the SEC annual and semi-annual reports, proxy statements and other information meeting the informational requirements of the Exchange Act or pursuant to Rule 30b2-1 under the 1940 Act. The SEC maintains a website that contains reports, proxy and information statements and other information the Company files with the SEC at www.sec.gov. This information is also available free of charge on the Company’s website or by calling (866) 277-8243 (toll-free). Information on the Company’s website and the SEC’s website is not incorporated into or a part of this Offer to Purchase.

Sources of Information. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC and other public sources. The information concerning the Company taken or derived from such documents and records is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described above) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Although we have no knowledge that any such information contains any material misstatements or omissions, none of the Purchaser, CGCIM, the Information Agent, the Depositary or any of their respective affiliates or assigns assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9. Certain Information Concerning the Purchaser

The Purchaser is a Delaware limited liability company formed on August 16, 2019 and is an indirect wholly owned subsidiary of Carlyle, a global investment firm. The Purchaser is principally engaged in the business of investment management services related to debt and securities.

CGCIM, the investment advisor of the Company, is an indirect subsidiary of the Purchaser. Accordingly, the Purchaser may be considered an affiliate of the Company.

The principal executive office of the Purchaser is located at 1001 Pennsylvania Avenue, NW, Suite 220 South, Washington, DC 20004. The telephone number at such principal executive office is (202) 729-5626.

The name, business address, citizenship, present principal occupation and employment history of the officers of the Purchaser are set forth in Schedule A to this Offer to Purchase (“Schedule A”).

Except as set forth elsewhere in this Offer to Purchase, (i) none of the Purchaser or, to the knowledge of the Purchaser, any of the persons listed in Schedule A has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and (ii) none of the Purchaser or, to the best of its knowledge, any of the persons listed in Schedule A has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase, none of the Purchaser or, to the knowledge of the Purchaser, any of the persons listed in Schedule A, (i) beneficially owns or has a right to acquire any Shares or any other equity securities of the Company, or (ii) has effected any transaction in Shares or any other equity securities of the Company during the past 60 days. As a result of CGCIM’s agreement to execute the Private Purchases, 844,031 Shares that may be deemed to be beneficially owned by CGCIM and certain of its affiliates (including the Purchaser) for purposes of Rule 13(d) under the Act, which represents 8.1% of all Shares outstanding based on 10,387,863 Shares outstanding as of July 10, 2023. See the Schedule 13D amendment filed on July 17, 2023 by CGCIM and certain of its affiliates (including the Purchaser) (the “Schedule 13D Amendment”), which is incorporated by reference herein, for the Share beneficial ownership information of such parties. Pursuant to the Saba Voting Agreement, the Saba Shareholders have agreed to tender their Shares in the Offer.

Financial Statements. We do not believe the financial statements of the Purchaser are material because (1) the form of payment for the Shares is solely in cash, (2) the Offer is not subject to any financing condition, and (3) the Purchaser has sufficient resources to purchase the amount of Shares the Purchaser is seeking. As of June 30, 2023, the Purchaser had a cash balance in excess of $25,000,000.

We have not included the Company’s financial statements in this Offer to Purchase because (1) the form of payment for the Shares is solely in cash, (2) the Offer is not subject to any financing condition, and (3) the Company is a public reporting company under Section 13(a) of the Exchange Act.

10. Background of the Offer; Past Contacts, Transactions, Negotiations and Agreements

Background of the Offer. The following is a description of significant contacts between representatives of the Company and CGCIM that resulted in the execution of the Transaction Agreement and commencement of the Offer. The discussion below covers only the key events and does not attempt to describe every communication among the parties.

We understand from the Company that, in February of 2022, the Company Board engaged Ladenburg Thalmann & Co. Inc., an investment bank (“Ladenburg”), to assist it in exploring means to increase shareholder value. The Company Board considered various proposals from other funds and advisers, as well as liquidating the Company. CGCIM was one of the parties approached by the Company Board. CGCIM discussions with the Company Board began on February 23, 2022 when CGCIM received an initial communication from Ladenburg and were completed on January 12, 2023 when CGCIM signed the Transaction Agreement. During these discussions, CGCIM extensively negotiated many points with the Company and several of its key stockholders, including the terms of the Offer.

We understand from the Company that, based on the totality of its reviews and deliberations, the Company Board concluded that the Transaction presented the best opportunity for increasing shareholder value in terms of market price per share and provided a measure of liquidity for shareholders that wish to exit their investment through the Offer.

Past Contacts, Transactions, Negotiations and Agreements.

The Transaction Agreement. On January 12, 2023, the Company entered into a definitive agreement with CGCIM pursuant to which, among other things, CGCIM would become the investment adviser to the Company, subject to the terms and conditions set forth in the Transaction Agreement (the “Transaction”). In accordance with the Transaction Agreement, on July 14, 2023, the date on which the Transaction closed, the investment advisory agreement between the Company and Oakline Advisors, LLC (“Oakline”) was terminated and CGCIM became the investment adviser to the Company pursuant to the Investment Advisory Agreement (as defined and described below). In accordance with the Transaction Agreement, upon the closing of the Transaction, the Company’s investment strategy was changed to invest primarily in debt and equity tranches issued by collateralized loan obligations and each of the Company’s pre-closing trustees and officers were replaced. Additionally, pursuant to the Transaction Agreement, shareholders of the Company received a special one-time payment of $10,000,000 from CGCIM (or one of its affiliates), or approximately $0.96 per Share, and the Purchaser is commencing the Offer. Finally, pursuant to the Transaction Agreement, CGCIM or one of its affiliates will invest at least $15,000,000 into the Company following the closing of the Transaction through a combination of (i) the purchase of newly issued Shares from the Company at a price equal to the greater of (A) the then-current net asset value per Share and (B) the net asset value that represents the Offer Price and (ii) private purchases of Shares at the Offer Price from certain shareholders pursuant to the Saba Voting Agreement.

Agreements with Company Shareholders. In connection with the Transaction Agreement, CGCIM entered into the following agreements with the Company and certain of the Company’s shareholders:

•

Voting, Support and Standstill Agreement, dated as of January 12, 2023, by and among Almitas Capital LLC, a Delaware limited liability company (“Almitas”), CGCIM and the Company (the “Almitas Voting Agreement”);

•

Voting, Support and Standstill Agreement, dated as of January 12, 2023, by and among Bulldog Investors, LLP, a Delaware limited liability partnership (“Bulldog”), CGCIM and the Company (the “Bulldog Voting Agreement”);

•

Voting, Support and Standstill Agreement, dated as of January 12, 2023, by and among High Income Security Fund, a Massachusetts business trust (“PCF”), CGCIM and the Company (the “PCF Voting Agreement”);

•

Voting, Support and Standstill Agreement, dated as of January 12, 2023, by and among Relative Value Partners Group, LLC, a Delaware limited liability company (“Relative”), CGCIM and the Company (the “Relative Voting Agreement”); and

•

Settlement and Voting and Support Agreement, dated as of January 12, 2023, by and among Saba Capital Management, L.P., a Delaware limited partnership (“Saba”), and certain of its clients (together, the “Saba Shareholders” and, together with Almitas, Bulldog, PCF and Relative, the “Supporting Shareholders”), CGCIM and the Company (the “Saba Voting Agreement” and, together with the Almitas Voting Agreement, Bulldog Voting Agreement, PCF Voting Agreement and Relative Voting Agreement, the “Voting Agreements”).

Pursuant to the Voting Agreements, the Supporting Shareholders agreed, among other things and subject to certain limitations and exceptions, to vote all Shares beneficially owned by each such Supporting Shareholder in favor of the adoption of the Transaction Agreement and any other matters necessary for consummation of the Transaction and granted to CGCIM an irrevocable proxy to vote all such Shares in accordance with the foregoing

(such proxies, together, the “Voting Proxies”). CGCIM and certain of its affiliates filed a Schedule 13D filing on January 23, 2023, reporting beneficial ownership of 3,718,256 Shares, representing 35.8% of the Company’s outstanding Shares, solely because CGCIM and its affiliates may have been deemed to have beneficial ownership of such Shares for purposes of Rule 13(d) under the Act, as a result of the Voting Proxies contained in the Voting Agreements. On June 15, 2023, two special meetings of shareholders were held pursuant to which certain proposals in connection with the Transaction were approved by the Company’s shareholders (the “VCIF Shareholder Approval”). Upon the closing of the Transaction, CGCIM and certain of its affiliates filed the Schedule 13D Amendment to reflect that the Shares were no longer subject to the Voting Proxies contained in the Voting Agreements and, as a result, CGCIM and its affiliates (including the Purchaser) were no longer deemed to beneficially own such Shares for purposes of Rule 13(d) under the Act, other than with respect to certain Shares as discussed in the next succeeding paragraph.

Pursuant to the Saba Voting Agreement, CGCIM agreed, among other things and subject to certain limitations and exceptions, to acquire, or to cause one of its affiliates other than the Company to acquire, at the Offer Price all Shares held by clients of Saba tendered but not accepted in the Offer (the “Private Purchases”). The funds required for the Private Purchases are expected to be sourced from the working capital of the Purchaser. The aggregate number of Shares covered by the Private Purchases equals no more than 844,031 Shares (or approximately 8.1% of the 10,387,863 total outstanding Shares as of July 10, 2023), all of which may be deemed to be beneficially owned by CGCIM and certain of its affiliates (including the Purchaser) for purposes of Rule 13(d) under the Act as a result of CGCIM’s agreement to execute the Private Purchases.

Investment Advisory Agreement. In connection with the Transaction, on July 14, 2023, CGCIM and the Company entered into an Investment Advisory Agreement (the “Investment Advisory Agreement”) pursuant to which, effective as of the closing of the Transaction, CGCIM began serving as the investment adviser to the Company.

Expense Limitation Agreement. In connection with the Transaction, on July 14, 2023, CGCIM and the Company entered into an agreement (the “Expense Limitation Agreement”) under which CGCIM has agreed contractually to waive its management fee and/or reimburse the Company’s operating expenses on a monthly basis, subject to certain exclusions, terms and conditions.

Fee Waiver Agreement. In connection with the Transaction, on July 14, 2023, CGCIM and the Company entered into an agreement (the “Fee Waiver Agreement”) under which CGCIM has agreed to irrevocably waive the portion of its management and incentive fees on Company managed assets invested in exchange traded funds through January 12, 2024, as the Company’s portfolio transitions to the new investment strategy.

The foregoing summaries do not purport to be complete. The Transaction Agreement, the Voting Agreements, the Investment Advisory Agreement, the Expense Limitation Agreement and the Fee Waiver Agreement are qualified in their entirety to the full text of such agreements, which are filed as exhibits to the Schedule TO.

Except as set forth elsewhere in this Offer to Purchase, (i) none of the Purchaser or, to the knowledge of the Purchaser, any of the persons listed on Schedule A, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies, (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between the Purchaser or, to the knowledge of the Purchaser, any of the persons listed in Schedule A, on the one hand, and the Company or any of its executive officers, trustees and/or affiliates, on the other hand, and (iii) during the two years prior to the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between the Purchaser or, to the knowledge of the Purchaser, any of the persons listed in Schedule A, on the one hand, and the Company or any of its executive officers, trustees and/or affiliates, on the other hand concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, except, in the case of each of clauses (ii) and (iii) of this paragraph, for such contracts, negotiations or transactions with the Company and certain affiliates of the Company and Carlyle to which Carlyle or its affiliates, the Purchaser and their respective directors or executive officers may have been party or participants that were effectuated in connection with the course of Carlyle’s business as a global investment firm and it and its affiliates’ sponsorship and management of Carlyle’s various carry funds and other investment vehicles, including the Company. Please refer to CGCIM’s Form ADV Part 2 Brochure, filed with the SEC on March 30, 2023.

11. Purpose of the Offer and Plans for the Company

The Offer is being made pursuant to the terms of the Transaction Agreement for the purpose of providing liquidity for the Company’s shareholders that wish to exit their investment through a tender offer rather than through open-market sales. The Transaction Agreement also requires CGCIM or one of its affiliates, on the tenth business day following the Settlement Date, to invest at least $15,000,000 into the Company through a combination of (i) the purchase of newly issued Shares from the Company at the higher of (A) the then-current net asset value per Share and (B) the Offer Price and (ii) private purchases of Shares at the Offer Price from certain shareholders pursuant to the Saba Voting Agreement. The Purchaser presently expects that it will retain the Shares it purchases pursuant to the Offer.

The Purchaser does not seek control of the Company nor seek to change the management or operations of the Company. Although the Purchaser does not intend to take any action with respect to management or control of the Company, the Purchaser reserves the right, at an appropriate time, to exercise its rights as a shareholder to vote on matters subject to a shareholder vote, including any vote affecting the sale of the Company’s assets and the liquidation and dissolution of the Company. Thus, if the Purchaser purchases a significant number of the outstanding Shares of the Company (pursuant to this and any other tender offers and other purchases), it may be in a position to significantly influence matters requiring shareholder consent.

On July 17, 2023, the Company filed a Registration Statement on Form N-2 (the “Registration Statement”) using the “shelf” registration process to register up to $500.0 million of a combination of Shares, preferred shares of beneficial interest, debt securities or subscription rights, which has not yet been declared effective by the SEC. Upon the Registration Statement being declared, the Company may issue such securities in one or more offerings.

Except as otherwise disclosed in this Offer to Purchase, the Purchaser does not have any knowledge of any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Shares or the disposition of Shares; (b) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company; (c) any material change in the present distribution policy or indebtedness or capitalization of the Company; (d) any change in the identity of the investment adviser to the Company or the composition of the Company Board, or in the management of the Company including, but not limited to, any plans or proposals to change the number or the term of the members of the Company Board, to change any material term of the investment advisory arrangements with CGCIM; (e) any purchase, sale or transfer of a material amount of assets of the Company (other than in connection with the ordinary portfolio transactions of the Company); (f) any other material change in the Company’s structure or business, including any plans or proposals to make any changes in its fundamental investment policy for which a vote would be required by Section 13 of the 1940 Act; or (g) any changes in the declaration of trust and by-laws of the Company as amended from time to time or other actions that may impede the acquisition of control of the Company by any person.

12. Source and Amount of Funds

The Purchaser intends to finance the acquisition of up to $25,000,000 in value of Shares in the Offer with cash on hand. The Offer is not conditioned upon any financing arrangements.

13. Conditions of the Offer

The Offer is being made to all Company shareholders and is not conditioned on any minimum amount of Shares being tendered. There is no financing condition to the Offer.

The Purchaser reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer, to: (a) in the event one of the conditions described below is not satisfied, cancel the Offer and in the event of such cancellation, not to purchase or pay for any Shares tendered pursuant to the Offer; (b) amend the Offer; or (c) postpone the acceptance of Shares tendered. If the Purchaser determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Shareholders.

Please note that just as you have the opportunity to withdraw shares that you have tendered under certain circumstances, the Purchaser has the right to cancel, amend or postpone the Offer at any time before accepting tendered Shares. The Purchaser may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if there is, in the Purchaser’s reasonable judgment, any (i) legal action or proceeding instituted or threatened challenging the Offer or that otherwise would have a material adverse effect on the Offer, the Purchaser or the Company, (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State, (iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Purchaser or the Company has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (vi) other event or condition that in the reasonable judgment of the Purchaser would have a material adverse effect on the Purchaser or the Company or its shareholders if Shares tendered pursuant to the Offer were purchased. However, there can be no assurance that the Purchaser will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

14. Certain Legal Matters; Regulatory Approvals

The Purchaser is not aware of any other license or regulatory permit that is material to its or the Company’s respective business that might be adversely affected by the Purchaser’s acquisition of Shares as contemplated pursuant to the Offer, nor is the Purchaser aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body, domestic, foreign or supranational, that would be required for the Purchaser’s acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action or notice filings be required, the Purchaser presently contemplates that it will coordinate to seek that approval or other action and make or cause to be made such notice filings. The Purchaser cannot predict whether it will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to the business and financial condition of the Purchaser or to the Company’s business and financial condition.

15. Appraisal Rights

No appraisal rights are available to the holders of Shares in connection with the Offer.

16. Fees and Expenses

The Depositary will receive reasonable and customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws. The Purchaser or one of its affiliates will pay all charges and expenses of the Depositary in connection with the Offer.

The Information Agent will receive reasonable and customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws. The Purchaser or one of its affiliates will pay all charges and expenses of the Depositary in connection with the Offer.

Except as set forth above, the Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by us for customary dissemination and handling expenses incurred by them in forwarding the offering material to their customers. The Purchaser or one of its affiliates will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in the instructions included in the Letter of Transmittal.

As part of the Offer, the Purchaser or its affiliates may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

17. Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdictions. The Purchaser is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Purchaser reserves the right to exclude shareholders from the Offer in any jurisdiction in which the Offer is prohibited by law; provided the Purchaser makes a good faith effort to comply with such laws. The Purchaser believes such exclusion is permissible under applicable laws and regulations.

The Purchaser has filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has concurrently filed the Schedule 14D-9 (including exhibits) in accordance with the Exchange Act setting forth its position with respect to the Offer and furnishing certain additional related information. The Schedule TO and the Schedule 14D-9, and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 — “Certain Information Concerning the Company — Available Information.”

No person has been authorized to give any information or make any representation on behalf of the Purchaser not contained in this Offer to Purchase or the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company or other nominee shall be deemed to be the agent of the Purchaser, the Company, the Company Board, CGCIM, the Information Agent or the Depositary or any of their affiliates for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of the Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

CG Subsidiary Holdings L.L.C.

July 18, 2023

SCHEDULE A

The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the officers of the Purchaser are set forth below.

Name and Position	Business Address and Citizenship	Present Principal Occupation or Employment and Employment History
Harvey M. Schwartz Managing Director	1001 Pennsylvania Avenue, NW Washington, DC 20004 Citizenship: United States	Chief Executive Officer of Carlyle (since 2023); previously served as President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc.
Christopher Finn Managing Director	1001 Pennsylvania Avenue, NW Washington, DC 20004 Citizenship: United States	Chief Operating Officer of Carlyle (since 2019); previously served as Managing Director and Global Head of Operations of Carlyle
Jeffrey W. Ferguson Managing Director	1001 Pennsylvania Avenue, NW Washington, DC 20004 Citizenship: United States	Managing Director and General Counsel of Carlyle
Curtis L. Buser Managing Director	1001 Pennsylvania Avenue, NW Washington, DC 20004 Citizenship: United States	Chief Financial Officer of Carlyle
Bruce M. Larson Managing Director	1001 Pennsylvania Avenue, NW Washington, DC 20004 Citizenship: United States	Chief Human Resources Officer of Carlyle (since 2019); previously served as Partner and Head of Human Capital in Asia Pacific and India at The Goldman Sachs Group, Inc.
Charles E. Andrews, Jr. Managing Director	1001 Pennsylvania Avenue, NW Washington, DC 20004 Citizenship: United States	Chief Accounting Officer of Carlyle (since 2020); previously served as Managing Director of Carlyle
Jennifer Wall Managing Director	1001 Pennsylvania Avenue, NW Washington, DC 20004 Citizenship: United States	Managing Director of Carlyle
Anne K. Frederick Managing Director	1001 Pennsylvania Avenue, NW Washington, DC 20004 Citizenship: United States	Managing Director of Carlyle

A-1

The Letter of Transmittal and any other required documents should be sent or delivered by each shareholder of the Company or his/her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Equiniti Trust Company, LLC

If delivering by hand, express mail, courier, or other expedited service:	By mail:

Equiniti Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	Equiniti Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Call Toll-Free: (877) 248-6417

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

AST Fund Solutions, LLC

55 Challenger Road, Suite 201

Ridgefield Park, New Jersey 07660

Call Toll-Free: (866) 406-2285